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CUSIP NO. 888706108                   13G                    PAGE 1  OF 12 PAGES
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                   TiVo, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    888706108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               [ ] Rule 13d-1(b)
               [ ] Rule 13d-1(c)
               [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 12 pages

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CUSIP NO. 888706108                   13G                    PAGE 2  OF 12 PAGES
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ITEM 1(A).    NAME OF ISSUER:
              --------------
              TiVo, Inc.

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              -----------------------------------------------
              894 Ross Drive, Suite 100, Sunnyvale, CA  94086.

ITEM 2(A).    NAMES OF PERSONS FILING:
              -----------------------
              New Enterprise Associates VII, Limited Partnership ("NEA VII") and NEA Presidents' Fund, L.P. ("Presidents"); NEA Partners VII, Limited Partnership ("NEA Partners VII"), which is the sole general partner of NEA VII, and NEA General Partners, L.P. ("Presidents Partners"), which is the sole general partner of Presidents; and Peter J. Barris ("Barris"), Nancy L. Dorman ("Dorman"), Ronald H. Kase ("Kase"), C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks"), Thomas C. McConnell ("McConnell"), Peter T. Morris ("Morris"), John M. Nehra ("Nehra"), Charles W. Newhall III ("Newhall") and Mark W. Perry ("Perry") (collectively, the "General Partners"). All of the General Partners are individual general partners of NEA Partners
              VII. All of the General Partners except Morris are individual general partners of Presidents Partners. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
              -----------------------------------------------------------
              The address of the principal business office of NEA VII, NEA Partners VII, Presidents, Presidents Partners, Dorman, Marks, Morris, Nehra, Newhall and Perry is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Kase, Kramlich and McConnell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barris is New Enterprise Associates, One Freedom Square, 11951 Freedom Drive, Suite 1240, Reston, Virginia 20190.

ITEM 4.       OWNERSHIP.
              ---------

              (a) Amount Beneficially Owned: NEA VII is the record owner of 2,579,902 shares of Common Stock (the "Record Shares") as of December 31, 2000. As the sole general partner of NEA VII, NEA Partners VII may be deemed to own beneficially all of the Record Shares. As individual general partners of the GPLPs, each of the General Partners may be deemed to own beneficially all of the Record Shares.

                     PRESIDENTS AND PRESIDENTS PARTNERS HAVE CEASED TO OWN BENEFICIALLY MORE THAN FIVE PERCENT OF THE OUTSTANDING COMMON STOCK OF TIVO, INC.

              (b)    Percent of Class: Barris, Dorman, Kramlich, McConnell and
                     Newhall: 6.0%. Kase, Marks, Morris and Perry: 5.9%. The foregoing percentages are calculated based on the 43,409,000 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of TiVo, Inc. for the quarter ended September 30, 2000.

              (c)    Number of shares as to which such person has:

                     (i)     sole power to vote or to direct the vote: Barris:
                             25,105 shares, Dorman: 11,613 shares, Kramlich, McConnell and Newhall: 31,317 shares, Nehra: 42 shares, Kase, Marks, Morris and Perry: 0 shares.

                     (ii)    shared power to vote or to direct the vote:
                             2,579,902 shares for each Reporting Person.

                     (iii) sole power to vote or to direct the vote: sole power to vote or to direct the vote: Barris: 25,105 shares, Dorman: 11,613 shares, Kramlich, McConnell and Newhall: 31,317 shares, Nehra: 42 shares, Kase, Marks, Morris and Perry: 0 shares.

                               Page 2 of 12 pages

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CUSIP NO. 888706108                   13G                    PAGE 3  OF 12 PAGES
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                     (iv) shared power to dispose or to direct the disposition of: 2,579,902 shares for each Reporting Person.

              Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
              --------------------------------------------
              Not applicable.

              All other items reported on the Schedule 13G dated as of February 11, 2000 and filed on behalf of the Reporting Persons with respect to the Common Stock of TiVo, Inc. remain unchanged.


                               Page 3 of 12 pages

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CUSIP NO. 888706108                   13G                    PAGE 4  OF 12 PAGES
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                                    SIGNATURE

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 12th, 2001

NEW ENTERPRISE ASSOCIATES VII, LIMITED PARTNERSHIP

By:   NEA PARTNERS VII, LIMITED PARTNERSHIP

      By:                     *
          -------------------------------------
             Charles W. Newhall III
             General Partner

NEA PARTNERS VII, LIMITED PARTNERSHIP

By:                           *
     ------------------------------------------
       Charles W. Newhall III
       General Partner

NEA PRESIDENTS' FUND, L.P.

By:   NEA GENERAL PARTNERS, L.P.

      By:                     *
          -------------------------------------
             Charles W. Newhall III
             General Partner

NEA GENERAL PARTNERS, L.P.

By:                           *
     ------------------------------------------
       Charles W. Newhall III
       General Partner

                  *
-------------------------------------
Peter J. Barris

                  *
-------------------------------------
Ronald H. Kase

                  *
-------------------------------------
C. Richard Kramlich

                               Page 4 of 12 pages

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CUSIP NO. 888706108                   13G                    PAGE 5  OF 12 PAGES
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                  *
-------------------------------------
Arthur J. Marks

                  *
-------------------------------------
Thomas C. McConnell

                  *
-------------------------------------
Peter T. Morris

                  *
-------------------------------------
John M. Nehra

                  *
-------------------------------------
Charles W. Newhall III


                  *
-------------------------------------
Mark W. Perry

                                         *By: /s/ Nancy L. Dorman
                                              ----------------------------------
                                              Nancy L. Dorman, in her individual
                                              capacity and as Attorney-in-Fact

--------------------------------------------------------------------------------

This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc. and on February 16, 1999 in connection with a Schedule 13G for Applied Imaging Corp., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                               Page 5 of 12 pages

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CUSIP NO. 888706108                   13G                    PAGE 6  OF 12 PAGES
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                                                                       Exhibit 1
                                                                       ---------
                                    AGREEMENT

      Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of TiVo, Inc.

      EXECUTED this 12th day of February, 2000.

NEW ENTERPRISE ASSOCIATES VII, LIMITED PARTNERSHIP

By:   NEA PARTNERS VII, LIMITED PARTNERSHIP

      By:                     *
          -------------------------------------
             Charles W. Newhall III
             General Partner

NEA PARTNERS VII, LIMITED PARTNERSHIP

By:                           *
     ------------------------------------------
       Charles W. Newhall III
       General Partner

NEA PRESIDENTS' FUND, L.P.

By:   NEA GENERAL PARTNERS, L.P.

      By:                     *
          -------------------------------------
             Charles W. Newhall III
             General Partner

NEA GENERAL PARTNERS, L.P.

By:                           *
     ------------------------------------------
       Charles W. Newhall III
       General Partner

                  *
-------------------------------------
Peter J. Barris

                  *
-------------------------------------
Ronald H. Kase

                               Page 6 of 12 pages

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CUSIP NO. 888706108                   13G                    PAGE 7  OF 12 PAGES
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                  *
-------------------------------------
C. Richard Kramlich

                  *
-------------------------------------
Arthur J. Marks

                  *
-------------------------------------
Thomas C. McConnell

                  *
-------------------------------------
Peter T. Morris

                  *
-------------------------------------
John M. Nehra

                  *
-------------------------------------
Charles W. Newhall III


                  *
-------------------------------------
Mark W. Perry

                                        *By: /s/ Nancy L. Dorman
                                             -----------------------------------
                                             Nancy L. Dorman, in her individual
                                             capacity and as Attorney-in-Fact

--------------------------------------------------------------------------------

This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc. and on February 16, 1999 in connection with a Schedule 13G for Applied Imaging Corp., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                               Page 7 of 12 pages

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CUSIP NO. 888706108                   13G                    PAGE 8  OF 12 PAGES
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                                                                       Exhibit 2
                                                                       ---------
                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.

                                               /s/ Raymond L. Bank
                                               ---------------------------------
                                               Raymond L. Bank

                                               /s/ Thomas R. Baruch
                                               ---------------------------------
                                               Thomas R. Baruch

                                               /s/ Cornelius C. Bond, Jr.
                                               ---------------------------------
                                               Cornelius C. Bond, Jr.

                                               /s/ Frank A. Bonsal, Jr.
                                               ---------------------------------
                                               Frank A. Bonsal, Jr.

                                               /s/ James A. Cole
                                               ---------------------------------
                                               James A. Cole

                               Page 8 of 12 pages

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CUSIP NO. 888706108                   13G                    PAGE 9  OF 12 PAGES
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                                               /s/ Nancy L. Dorman
                                               ---------------------------------
                                               Nancy L. Dorman

                                               /s/ Neal M. Douglas
                                               ---------------------------------
                                               Neal M. Douglas

                                               /s/ John W. Glynn, Jr.
                                               ---------------------------------
                                               John W. Glynn, Jr.

                                               /s/ Curran W. Harvey
                                               ---------------------------------
                                               Curran W. Harvey

                                               /s/ Ronald Kase
                                               ---------------------------------
                                               Ronald Kase

                                               /s/ C. Richard Kramlich
                                               ---------------------------------
                                               C. Richard Kramlich

                                               /s/ Robert F. Kuhling
                                               ---------------------------------
                                               Robert F. Kuhling

                                               /s/ Arthur J. Marks
                                               ---------------------------------
                                               Arthur J. Marks

                                               /s/ Thomas C. McConnell
                                               ---------------------------------
                                               Thomas C. McConnell

                                               /s/ Donald L. Murfin
                                               ---------------------------------
                                               Donald L. Murfin

                                               /s/ H. Leland Murphy
                                               ---------------------------------
                                               H. Leland Murphy

                               Page 9 of 12 pages

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CUSIP NO. 888706108                   13G                    PAGE 10 OF 12 PAGES
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                                               /s/ John M. Nehra
                                               ---------------------------------
                                               John M. Nehra

                                               /s/ Charles W. Newhall III
                                               ---------------------------------
                                               Charles W. Newhall III

                                               /s/ Terry L. Opdendyk
                                               ---------------------------------
                                               Terry L. Opdendyk

                                               /s/ Barbara J. Perrier
                                               ---------------------------------
                                               Barbara J. Perrier

                                               /s/ C. Vincent Prothro
                                               ---------------------------------
                                               C. Vincent Prothro

                                               /s/ C. Woodrow Rea, Jr.
                                               ---------------------------------
                                               C. Woodrow Rea, Jr.

                                               /s/ Howard D. Wolfe, Jr.
                                               ---------------------------------
                                               Howard D. Wolfe, Jr.

                                               /s/ Nora M. Zietz
                                               ---------------------------------
                                               Nora M. Zietz

                               Page 10 of 12 pages

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CUSIP NO. 888706108                   13G                    PAGE 11 OF 12 PAGES
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                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.

                                               /s/ Peter J. Barris
                                               ---------------------------------
                                               Peter J. Barris

                                               /s/ Debra E. King
                                               ---------------------------------
                                               Debra E. King

                                               /s/ Peter T. Morris
                                               ---------------------------------
                                               Peter. T. Morris

                                               /s/ Hugh Y. Rienhoff, Jr.
                                               ---------------------------------
                                               Hugh Y. Rienhoff, Jr.

                                               /s/ Alexander Slusky
                                               ---------------------------------
                                               Alexander Slusky

                                               /s/ Louis B. Van Dyck
                                               ---------------------------------
                                               Louis B. Van Dyck

                               Page 11 of 12 pages

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CUSIP NO. 888706108                   13G                    PAGE 12 OF 12 PAGES
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                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1999.

                                                 /s/ Mark W. Perry
                                               ---------------------------------
                                               Mark W. Perry

                                                 /s/ Stewart Alsop II
                                               ---------------------------------
                                               Stewart Alsop II


                               Page 12 of 12 pages